UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2020

ULTRAGENYX PHARMACEUTICAL INC.

(Exact name of registrant as specified in charter)

Delaware	001-36276	27-2546083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Leveroni Court, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 483-8800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	RARE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2020, Ultragenyx Pharmaceutical Inc. (the “Company”) announced that Shalini Sharp had informed the Company of her decision to voluntarily resign from her position as the Company’s Executive Vice President and Chief Financial Officer, effective as of the earlier of (i) the date her successor Chief Financial Officer commences employment with the Company and (ii) September 2, 2020 (the “Officer Resignation Date”).  Ms. Sharp has indicated that she is resigning from the Company due to personal reasons and to focus her time on her family and her role as an adviser and board member for various biotechnology companies.  The Company will initiate a search for a successor.

In connection with her resignation, Ms. Sharp and the Company entered into a transition letter agreement on March 5, 2020 (the “Transition Agreement”).  Pursuant to the Transition Agreement, Ms. Sharp will continue to be employed as the Company’s Executive Vice President and Chief Financial Officer through the Officer Resignation Date.  During the period between the Officer Resignation Date and the Separation Date (as defined below) (the “Transition Period”), Ms. Sharp will continue to be an employee of the Company but will no longer have the powers, duties and responsibilities commensurate with the position of Executive Vice President and Chief Financial Officer.  During the Transition Period, Ms. Sharp’s primary responsibility will be to transition her duties and institutional knowledge to the new Chief Financial Officer, and to provide assistance on or lead projects as requested by the Company’s Chief Executive Officer and/or the new Chief Financial Officer.  Ms. Sharp’s employment with the Company will terminate on the date that is six months from the Officer Resignation Date, or such earlier date following the Officer Resignation Date as mutually agreed between Ms. Sharp and the Company (the “Separation Date”).

Prior to the Transition Period, Ms. Sharp will continue to receive her current annual base salary of $501,900, subject to standard withholdings and deductions.  During the Transition Period, she will receive a reduced annual base salary of $380,000, subject to standard withholdings and deductions, and continue to remain eligible for all regular employee benefits.  She will remain eligible to receive her annual cash incentive bonus for 2020, with the final amount to be determined based on the achievement of the Company’s corporate performance goals, to be paid at the same time that bonuses for fiscal year 2020 performance are paid to the Company’s other executives.  Any options to purchase shares in the Company stock, shares of restricted stock units and performance stock units previously granted to Ms. Sharp will continue to vest and become exercisable during the Transition Period in accordance with their terms and all vested equity awards will remain exercisable until 120 days after the Separation Date.  Except as expressly modified by the Transition Agreement, the terms of the Offer Letter between Ms. Sharp and the Company dated March 12, 2012, as amended by Amendment No. 1 dated August 8, 2014 will remain in full force and effect until the Separation Date.

The foregoing is only a summary of certain terms of the Transition Agreement and is qualified in its entirety by the full text of the Transition Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Transition Letter Agreement between Shalini Sharp and Ultragenyx Pharmaceutical Inc., dated March 5, 2020.
104	The cover page from the Company’s Current Report on Form 8-K dated March 3, 2020 formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2020	Ultragenyx Pharmaceutical Inc.

	By:	/s/ Shalini Sharp
Shalini Sharp
Executive Vice President, Chief Financial Officer